EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated March 19, 2010 with respect to the consolidated balance sheets of ASIA CORK, INC. and subsidiaries as of December 31, 2009 and 2008and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years ended December 31, 2009 and 2008. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

MS Group CPA LLC

MS Group CPA LLC,
Edison, New Jersey

Dated September 20, 2010